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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)


                             Alba-Waldensian, Inc.
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                               (Name of Issuer)

                    Common Stock, par value $2.50 per share
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                        (Title of Class of Securities)

                                   012041109
                        ------------------------------
                                (CUSIP Number)

                                 June 30, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)
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 CUSIP NO.  012041109               13G                      Page 2 of 6 Pages


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      NAMES OF REPORTING PERSONS Nathan H Dardick
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) -  N/A



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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
 2                                                              (a) [_]
                                                                (b) [_]
                                    N/A
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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION - United States
 4


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                          SOLE VOTING POWER - 306,000 Shares
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER - N/A
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER - 306,000 Shares
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER - N/A
       WITH          8

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    306,000 Shares

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      19.5%

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      TYPE OF REPORTING PERSON* - IN
12


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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       2
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Item 1

     (a) Name of Issuer:

         Alba-Waldensian, Inc.

     (b) Address of Issuer's Principal Executive Offices:

         201 St. Germain Avenue, SW, Valdese, North Carolina 28690

Item 2

     (a) Name of Person Filing:

         Nathan H Dardick

     (b) Address of Principal Business office or, if None, Residence:

         303 East Wacker Drive, Suite 1000, Chicago, Illinois 60601

     (c) Citizenship:

         United States

     (d) Title of Class of Securities:

         Common Stock, $2.50 par value per share

     (e) CUSIP Number:

         012041109

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


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     (f) [_]  An employee benefit plan or endowment fund in accordance with
              Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 306,000

     (b)  Percent of class: 19.5%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote - 306,000

          (ii)  Shared power to vote or to direct the vote - N/A

          (iii) Sole power to dispose or to direct the disposition of - 306,000

          (iv)  Shared power to dispose or to direct the disposition of - N/A

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

                                       4
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Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

     Instruction: Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     No other person is known by the Reporting Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities, reported on this Schedule.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable

Item 9.  Notice of Dissolution of a Group.

     Not Applicable

Item 10. Certifications.

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

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                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       July 2, 1998



                                       /s/ Nathan H Dardick
                                       ___________________________
                                           Nathan H Dardick

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